Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

FOR IMMEDIATE RELEASE	Symbol: COKE

August 5, 2014	Quoted: The NASDAQ Global Select Market

Coca-Cola Bottling Co. Consolidated Reports Second Quarter and First Half 2014 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $13.8 million, or basic net income per share of $1.49, on net sales of $459.5 million for the second quarter of 2014, compared to net income of $11.2 million, or basic net income per share of $1.21, on net sales of $429.0 million for the second quarter of 2013. The results for the second quarter of 2014 included $1.9 million of expenses ($3.1 million on a pre-tax basis) related to franchise territory expansion. The results for the second quarter of 2013 included $0.6 million of expenses ($1.1 million on a pre-tax basis) related to franchise territory expansion.

On a comparable basis, the Company earned $15.5 million in the second quarter of 2014, or comparable basic net income per share of $1.67, versus $12.0 million in the second quarter of 2013, or comparable basic net income per share of $1.29.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the second quarters of 2014 and 2013:

	Second Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2014	2013	2014	2013

Reported net income (GAAP)	$13,783	$11,229	$1.49	$1.21

Net (gain) loss on commodity hedges, net of tax	(56)	6	(0.01)	0.00
Expenses related to franchise territory expansion, net of tax	1,891	649	0.20	0.07
Changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes	(91)	77	(0.01)	0.01

Total	1,744	732	0.18	0.08

Comparable net income (a)	$15,527	$11,961	$1.67	$1.29

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the second quarters of 2014 and 2013. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

The Company earned $16.2 million, or basic net income per share of $1.75, on net sales of $848.1 million for the first six months of 2014, compared to net income of $16.1 million, or basic net income per share of $1.74, on net sales of $812.5 million for the first six months of 2013. The results for the first six months of 2014 included $0.5 million of after-tax gains ($0.9 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and $3.1 million of expenses ($5.1 million on a pre-tax basis) related to franchise territory expansion. The results for the first six months of 2013 included $0.3 million of after-tax losses ($0.5 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges, $1.0 million of expenses ($1.6 million on a pre-tax basis) related to franchise territory expansion and a $0.3 million net decrease in income tax expense due to certain favorable tax items associated with the American Taxpayer Relief Act (H.R.8) enacted on January 2, 2013 and other income tax changes.

On a comparable basis, the Company earned $18.9 million in the first six months of 2014 versus $17.0 million in the first six months of 2013. Basic net income per share, on a comparable basis, for the first six months of 2014 was $2.04, compared to $1.84 in the first six months of 2013. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first six months of 2014 and 2013:

	First Half
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2014	2013	2014	2013

Reported net income (GAAP)	$16,232	$16,091	$1.75	$1.74

Net (gain) loss on commodity hedges, net of tax	(533)	304	(0.06)	0.03
Expenses related to franchise territory expansion, net of tax	3,117	993	0.34	0.11
Changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes	55	(342)	0.01	(0.04)

Total	2,639	955	0.29	0.10

Comparable net income (a)	$18,871	$17,046	$2.04	$1.84

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first six months of 2014 and 2013. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased with our second quarter, which included strong operating results and the successful transition of Johnson City and Morristown, TN to Consolidated as part of our planned territory expansion. We are excited about this new opportunity to serve consumers, customers, communities, and employees in these territories as their local Coca-Cola bottler. Our strong operating results reflect outstanding execution by our sales and marketing teams, a more favorable raw materials cost environment and the much improved weather conditions we experienced compared to the prior year. We are continuing our work on agreements with The Coca-Cola Company for the remainder of the franchise territory expansion covered in our previously announced letter of intent and look forward to serving these additional territories in the future.”

Hank Flint, President and COO, added, “Our second quarter reflects strong results for our business over the prior year including revenue growth of over seven percent and gross margin growth of almost nine percent. The revenue growth was driven by an increase in physical case volume of approximately five percent and an increase in pricing of approximately two percent. We have experienced favorable trends in key components of raw material costs resulting in lower than anticipated cost of goods sold, contributing to our gross margin growth. The growth in our selling, delivery and administrative expenses is higher than it has been in recent years as we continue to make long-term investments to grow our revenue and market share as well as expand our franchise territory.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the following challenges we face in 2014: ongoing work on agreements for the additional proposed territory expansion that is described in the Letter of Intent dated April 15, 2013 with The Coca-Cola Company that we believe will provide us with the opportunity for growth in contiguous territories where we can leverage our current infrastructure and operational capabilities.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 29, 2013 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2014	2013	2014	2013
Net sales	$459,473	$428,979	$848,055	$812,530
Cost of sales	273,953	258,664	506,202	488,516

Gross margin	185,520	170,315	341,853	324,014
Selling, delivery and administrative expenses	154,256	143,416	298,473	281,627

Income from operations	31,264	26,899	43,380	42,387
Interest expense, net	7,343	7,409	14,566	14,788

Income before income taxes	23,921	19,490	28,814	27,599
Income taxes	8,589	7,354	10,381	9,794

Net income	15,332	12,136	18,433	17,805
Less: Net income attributable to noncontrolling interest	1,549	907	2,201	1,714

Net income attributable to Coca-Cola Bottling Co. Consolidated	$13,783	$11,229	$16,232	$16,091

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.49	$1.21	$1.75	$1.74

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.49	$1.21	$1.75	$1.74

Weighted average number of Class B Common Stock shares outstanding	2,130	2,109	2,123	2,102

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.48	$1.21	$1.74	$1.73

Weighted average number of Common Stock shares outstanding – assuming dilution	9,311	9,290	9,304	9,283

Class B Common Stock	$1.48	$1.21	$1.74	$1.73

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,170	2,149	2,163	2,142